Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of February 14, 2014, is by and between Tower Group International, Ltd., a company incorporated under the laws of Bermuda (the “Company”), and William W. Fox, Jr. (the “Executive”).

WITNESSETH THAT

WHEREAS, the Executive and the Company wish to enter into a written agreement setting forth the terms and conditions of the Executive’s employment with the Company; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1. Term.

(a) Term of Employment. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and subject to the conditions set forth in this Agreement, commencing on the date hereof (the “Effective Date”) and, unless sooner terminated pursuant to section 4, continuing until the date that is the nine-month anniversary of the Effective Date (the “Term of Employment”).

(b) Term of the Agreement. This Agreement shall become effective on the Effective Date and shall continue in effect throughout the Term of Employment; provided, however, the restrictive covenants contained in section 10 of this Agreement and, as applicable, the Company’s and the Executive’s obligations under the other provisions of this Agreement shall survive the Term of Employment and shall continue in effect through the periods provided therein and/or until the Company’s and/or the Executive’s obligations, as applicable, thereunder are satisfied.

2. Position and Duties.

(a) Positions, Duties, and Responsibilities. The Executive shall serve as the President and Chief Executive Officer of the Company, with such duties and responsibilities as are customarily assigned to such position, including day-to-day management of the Company, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”). In his capacity as President and Chief Executive Officer, the Executive shall report solely to the Board. The Executive agrees to serve without additional compensation in such capacities (including, without limitation, as an employee or director) with Company affiliates as the Board or a committee of the Board may in its discretion prescribe; provided, that upon termination of the Executive’s employment with the Company, any employment, board membership or other service relationships with the Company and any of its affiliates shall automatically terminate unless otherwise determined by the parties hereto.

(b) Time and Attention. The Executive’s designated place of employment shall be the New York offices of the Company’s affiliate, located at 120 Broadway, and it is expected that the Executive will be physically present at such offices (or another Company or Company affiliate location) on an average of four days per week during the Term of Employment (“New York Presence”). Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his attention and time during normal working hours to the business and affairs of the Company and its affiliates. It shall not be considered a violation of the foregoing, however, for the Executive to (i) serve on corporate, industry, educational, religious, civic, or charitable boards or committees (provided, that the Executive shall not at any time serve on more than two corporate boards without the prior consent of the Board) or (ii) make and attend to passive personal investments in such form as will not require any material time or attention to the operations thereof during normal working time and will not violate the provisions of section 10 hereof, so long as such activities in clauses (i) and (ii) do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement or violate section 10 of this Agreement.

3. Compensation. Except as otherwise expressly set forth below, the Executive’s compensation shall be determined by, and in the sole discretion of, the Board or a committee of the Board.

(a) Annual Base Salary. The Executive shall receive an annual base salary at a rate of $780,000 during the Term of Employment (the annual base salary in effect from time to time, “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior officers, as in effect from time to time (e.g., bi-weekly in arrears). For avoidance of doubt, the aggregate amount of Annual Base Salary to be paid during the initial nine-month Term of Employment will be $585,000.

(b) One-Time Payment. The Executive shall be entitled to receive a one-time cash payment of $7,500, less applicable taxes, which will be paid within 30 days of the Effective Date of this Agreement and is intended to defray tax planning costs and attorneys’ fees incurred in connection with Executive’s entry into this Agreement.

(c) Employee Benefits Allowance. In addition to the foregoing, during the Term of Employment,

(i) the Executive shall receive a benefit allowance of $3,000 per month in lieu of his participation in any of the health and welfare benefit, retirement, supplemental retirement, and deferred compensation plans, policies and arrangements that are provided generally to other senior officers of the Company; and

(ii) the Executive shall be entitled to avail himself of paid holidays, as determined from time to time by the Company.

(d) Paid Time Off. The Executive shall be entitled to self-managed time off in accordance with policies typically provided to other senior executives of the Company.

(e) Expenses. The Executive shall be reimbursed by the Company for (i) travel, lodging and meal expenses actually incurred that are related to Executive’s New York Presence during the Term of Employment up to a maximum of $12,000 per month, with reasonable expenses in excess of such amount reimbursable upon approval from the Chairman of the Board; and (ii) all other reasonable and necessary expenses incurred in rendering to the Company the services provided for hereunder. All expenses shall be payable in accordance with customary Company practice, after the Executive presents written expense statements or such other supporting information as the Company may require of its senior officers for reimbursement of such expenses.

4. Termination of Employment.

(a) Termination of Employment and Term of Employment. The Company or the Executive may terminate the Executive’s employment at any time and for any reason in accordance with subsection 4(b) below. The Term of Employment shall be deemed to have ended on the last day of the Executive’s employment. The Term of Employment shall terminate upon the Executive’s death.

(b) Notice of Termination. Any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with the notice provisions contained in subsection 15(b) below. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the Date of Termination and, with respect to a termination due to Disability, or Cause, sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to the Executive’s Disability. A Notice of Termination from the Executive shall specify whether the termination is due to his Disability.

(c) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the 30th day following the date the Notice of Termination is given, unless expressly agreed to by the parties hereto) or the date of the Executive’s death.

(d) No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(e) Cause. For purposes of this Agreement, the term “Cause” means: (i) the Executive’s gross negligence or gross misconduct or (ii) the Executive’s having been convicted of, or entered a plea of nolo contendere to, a crime involving moral turpitude or a felony. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted by an affirmative vote of the entire Board, stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination, and such conduct constitutes Cause under this Agreement; provided, however, that the Executive shall have been given the opportunity (i) to cure any act or omission that constitutes Cause if capable of cure and (ii), together with counsel, during the 30-day period following the receipt by the Executive of the Notice of Termination and prior to the adoption of the Board’s resolution, to be heard by the Board.

(f) Disability. For purposes of this Agreement, Disability means that Executive is unable to perform with reasonable continuity his material duties and responsibilities under this Agreement as a result of disease, injury or mental or physical impairment of any kind. A statement from a physician of Executive’s choice that Executive is disabled shall be conclusive evidence of Disability for purposes of this Agreement.

(g) Good Reason. For purposes of this Agreement, the term “Good Reason” means the closing of the transactions pending pursuant to the Agreement and Plan of Merger by and among Tower Group International, Ltd., ACP Re Ltd. and London Acquisition Company Limited, dated as of January 3, 2014 (the “Merger”), at any time before the nine-month anniversary of the Effective Date, provided that the Executive’s Notice of Termination for Good Reason must specify a Date of Termination no later than thirty days after the Merger.

5. Obligations of the Company upon Termination.

(a) Termination by the Company for other than Cause or for Good Reason. If Executive terminates his employment for Good Reason, or if the Executive’s employment is terminated (provided that, for the avoidance of doubt, the expiration of this Agreement on the nine-month anniversary of the Effective Date pursuant to subsection 1(a)(i) above shall not constitute termination of employment for purposes of this subsection 5(a)) by the Company for any reason other than Cause or Disability:

(i) The Company shall pay to the Executive, within thirty business days of the Date of Termination, any earned but unpaid Annual Base Salary; and

(ii) The Company shall pay to the Executive, within thirty business days of the Date of Termination, a lump-sum payment equal to the amount of Annual Base Salary that the Executive would have earned from the Date of Termination through the nine-month anniversary of the Effective Date had the Executive remained employed through such date (not to exceed $585,000).

(b) Termination by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause the Company shall pay to the Executive, within thirty business days of the Date of Termination, any earned but unpaid Annual Base Salary. If the Executive’s employment is terminated by the Executive without Good Reason (and not due to death or disability), the Company shall pay to the Executive, within thirty business days of the Date of Termination, any earned but unpaid Annual Base Salary.

(c) Termination due to Death or Disability. If the Executive’s employment is terminated due to death or Disability, (i) the Company shall pay to the Executive (or to the Executive’s estate or personal representative in the case of the Executive’s death), within thirty business days after the Date of Termination, any earned but unpaid Annual Base Salary; and (ii) the Company shall pay to the Executive, within thirty business days of the Date of Termination, a lump-sum payment equal to the amount of Annual Base Salary that the Executive would have earned from the Date of Termination through the nine-month anniversary of the Effective Date had the Executive remained employed through such date (not to exceed $585,000).

6. Certain Tax Consequences.

(a) Notwithstanding any other provisions of this Agreement, if any of the benefits and payments provided under this Agreement, either alone or together with other benefits and payments which the Executive has the right to receive either directly or indirectly from the Company or any of its Affiliates, would constitute an excess parachute payment (the “Excess Payment”) under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive hereby agrees that the benefits and payments provided under this Agreement shall be reduced (but not below zero) by the amount necessary to prevent any such benefits and payments to the Executive from constituting an Excess Payment; provided, however, that such reduction shall be made only if, by reason of such reduction, the Executive’s net after-tax economic benefit shall exceed the net after-tax economic benefit to the Executive if such reduction were not made.

(b) All determinations required to be made under clause (a) of this Section 6, and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by the Company immediately prior to the date of termination or, if the parties determine that the certified public accounting firm used for auditing purposes by the Company immediately prior to the date of termination cannot make such determination because of legal restrictions, the parties shall agree on a different certified public accounting firm (such certified public accounting firm is hereinafter referred to as the

“Accounting Firm”), which shall promptly provide detailed supporting calculations both to the Company and the Executive. The Company shall pay all fees and expenses of the Accounting Firm.

7. Release. Notwithstanding any provision herein to the contrary, the Company will require that, as a condition to payment of any amount or provision of any benefit under section 5 of this Agreement (other than due to the Executive’s death), the Executive shall have executed a complete release of the Company and its affiliates and related parties, in the form of Exhibit A hereto, with all revocation periods having expired, within thirty days after the Date of Termination.

8. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise provided in subsection 15(e), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9. Non-Competition; Confidential Information; and Non-Solicitation.

(a) Non-Competition. During the Term of Employment and for the two (2) year period following the Date of Termination for any reason, the Executive shall not, without the prior written consent of the Company, as a shareholder, officer, director, partner, consultant, employee or otherwise, engage in any business or enterprise which is “in competition” (as defined below) with the Company, its affiliates, or their successors or assigns (such entities collectively referred to hereinafter in this section 9 as the “Company”); provided, however, that the Executive’s ownership of less than five percent of the issued and outstanding voting securities of a publicly traded company shall not, in and of itself, be deemed to constitute such competition. A business or enterprise is deemed to be “in competition” if it is engaged in any business in which the Company either (i) is engaged as of the Date of Termination or (ii) as of the Date of Termination, contemplates engaging within two (2) years following the Date of Termination.

(b) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, trade secrets, methods, know-how or data relating to the Company or its affiliates and their businesses or acquisition prospects that the Executive obtained or obtains during the Executive’s employment by the Company (“Confidential Information”), provided that “Confidential Information” shall not include any secret or confidential information, knowledge, trade secrets, methods, know-how or data that is or becomes generally known to the public (other than as a result of the Executive’s violation of this section 9). Except as may be required and appropriate in connection with carrying out his duties under this Agreement, the Executive shall not communicate, divulge, or disseminate any material Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process; provided, however, that if so required, the Executive will provide the Company with reasonable notice to contest such disclosure.

(c) Non-Solicitation. During the Term of Employment and for the two (2) year period following the Date of Termination for any reason, the Executive will not, directly or indirectly, initiate any action to solicit or recruit anyone who is then an employee of the Company for the purpose of being employed by him or by any business, individual, partnership, firm, corporation or other entity on whose behalf he is acting as an agent, representative, employee or otherwise.

(d) Non-Interference with Customers or Producers. During the Term of Employment and for the two (2) year period following the Date of Termination for any reason, the Executive will not interfere with any business relationship between the Company and any of its customers or agents or brokers that produce insurance business for the Company.

(e) Remedies; Severability.

(i) The Executive acknowledges that if the Executive shall breach or threaten to breach any provision of subsections 9(a) through (d), the damages to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy. Therefore, if the provisions of subsections 9(a) through (d) are violated, in whole or in part, the Company shall be entitled to specific performance and injunctive relief, without prejudice to other remedies the Company may have at law or in equity.

(ii) The Executive further acknowledges that in the event that he breaches any of the covenants in subsections 9(a), (c) or (d) above, such covenant shall remain in effect for an additional period equal to the period of such breach.

(iii) If any term or provision of this section 9, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this section 9, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this section 9 shall be valid and enforceable to the fullest extent permitted by law. Moreover, if a court of competent jurisdiction deems any provision of subsections 9(a) through (d) to be too broad in time, scope, or area, it is expressly agreed that such provision shall be reformed to the maximum degree that would not render it unenforceable.

10. Attorneys’ Fees. Each party shall pay its own legal fees, court costs, litigation expenses and/or arbitration expenses (as applicable) in connection with any dispute, litigation or arbitration regarding the validity or enforceability of, or liability under or otherwise involving, any provision of this Agreement, except that if the Executive prevails on the majority of material claims disputed, the Company shall pay all reasonable legal fees, court costs, litigation expenses and/or arbitration expenses.

11. Indemnification. The Executive shall be indemnified by the Company for actions taken in his position as an officer, director, employee and agent of the Company to the greatest extent permitted by applicable law. The Executive shall also be covered as an insured by a liability insurance policy secured by and maintained by the Company covering acts of officers and members of the Board.

12. Successors.

(a) Assignment of Agreement. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

(b) Successors of the Company. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor that executes and delivers the agreement provided for in this section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

13. Arbitration. Except for matters covered under section 9, in the event of any dispute or difference between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, either the Executive or the Company may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the date arbitration is required by either party, then the arbitrator or arbitrators shall be selected by the American Arbitration Association upon the application of the Executive or the Company. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in New York, New York.

14. Applicability of Section 409A of the Code.

(a) To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). Any provision that would cause this Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. Without limiting the generality of the foregoing: (i) for all purposes under this Agreement, reference to

Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treasury Regulation Section 1.409A-1(h), as uniformly applied by the Company) with the Company; and (ii) to the extent that any reimbursement, fringe benefit or other similar plan or arrangement in which Executive participates during the Term of Employment or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year, and (z) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. In addition, whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(b) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this section, such payment or benefit shall not be made or provided (subject to the last sentence of this section 14(b)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Code Section 409A), and (ii) the date of Executive’s death (the “Delay Period”). All payments and benefits delayed pursuant to this section 14(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the expiration of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

15. Miscellaneous.

(a) Governing Law and Captions. This Agreement shall be governed by, and construed in accordance with, the laws of New York without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or by facsimile (provided confirmation of receipt of such facsimile is received) to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by Federal Express or other nationally-recognized overnight courier that requires signatures of recipients upon delivery and provides tracking services, addressed as follows:

If to the Executive:

William W. Fox, Jr.

2315 Spruce Street

Philadelphia, PA 19103

If to the Company:

Tower Group International, Ltd.

Bermuda Commercial Bank Building

19 Par-La-Ville Road

Hamilton, HM 11, Bermuda

Attention:	General Counsel
Facsimile:	+1 (441) 279-6619

with a copy to:

Tower Group, Inc.

120 Broadway, 31st Floor

New York, NY 10271

Attention:	General Counsel
Facsimile:	(212) 202-3987

or to such other address as either party furnishes to the other in writing in accordance with this subsection 15(b). Notices and communications shall be effective when actually received by the addressee.

(c) Amendment. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e) Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

(f) Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g) Entire Understanding; Counterparts. The Executive and the Company acknowledge that this Agreement supersedes and terminates any other severance and/or employment agreements between the Executive and the Company or any Company affiliates. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(h) Rights and Benefits Unsecured. The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process except as required by law. Any attempts by the Executive to anticipate, alienate, assign, sell, transfer, pledge or encumber the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

(i) Noncontravention. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party.

(j) Section and Subsection Headings. The section and subsection headings in this Agreement are for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed, all as of the day and year first above written.

TOWER GROUP INTERNATIONAL, LTD.

By:	/s/ Elliot S. Orol

Its:	Senior Vice President, General Counsel and Secretary

WILLIAM W. FOX, JR.

/s/ William W. Fox, Jr.

Exhibit A

General Release

GENERAL RELEASE

I, William W. Fox, Jr., on behalf of myself and my heirs, executors, administrators and assigns, in consideration of the compensation and benefits provided to me by Tower Group International, Ltd. (the “Company”) pursuant to my Employment Agreement dated as of February 14, 2014 (to which this General Release is attached), do hereby release and forever discharge and covenant not to sue the Company and its subsidiaries, affiliates, directors, members, officers, executives, agents, stockholders, and its and their affiliates, and its and their successors and assigns (both individually and in their official capacities) (the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have or may have arising prior to or on the effective date of this General Release by reason of my employment with or services to or termination of my employment or services from the Company and its affiliates (“Claims”).

By signing this General Release, I am providing a complete waiver of all Claims that may have arisen, whether known or unknown, up until and including the effective date of this General Release. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (“ADEA”) (including the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 (except as provided below), the New York State and New York City Human Rights Laws, the New York Labor Law, and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment and the cessation thereof. This General Release shall not, however, apply to any obligation of the Company pursuant to the Employment Agreement and other provisions of the Employment Agreement that by their terms survive the termination of my employment or services, any rights I may have under equity award agreements between the Company and me, any rights to indemnification from the Company I may have, any rights to continuing directors’ and officers’ liability insurance to the same extent as the Company covers its other officers and directors, any rights that I may have to obtain contribution in the event of the entry of judgment against me as a result of any act or failure to act for which both the Company and I are jointly responsible or any benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under any other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, “Excluded Claims”). I further agree, promise and covenant that, to the maximum extent permitted by law, neither, I, nor any person, organization, or other entity acting on my behalf has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause, or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees with respect to any Claims other than Excluded Claims.

I hereby acknowledge and confirm that I was advised by the Company in connection with my termination of employment or services to consult with an attorney of my choice prior to signing this General Release, including, without limitation, with respect to the terms relating to my release of claims arising under ADEA, and that I have in fact consulted an attorney. I have been given 21 days to review this General Release, and I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the benefits provided for under the Employment Agreement for the purpose of making full and final settlement of all claims referred to above. I also understand that I have seven days after execution to revoke this General Release, and that this General Release and any obligations that the Company has to me under the Employment Agreement will not become effective if I exercise my right to revoke my signature within seven days of execution. I understand that such revocation must be delivered to the Company at its headquarters, attn: General Counsel, during such period to be effective.

I acknowledge that I have not relied on any representations or statements not set forth in my Employment Agreement or this General Release. I will not disclose the contents or substance of this General Release to anyone except my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof, and I will instruct each of the foregoing not to disclose the same.

This General Release will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, I have executed this General Release on this      day of             , 20    .

William W. Fox, Jr.

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